UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 10, 2009
(Date of Earliest Event Reported)

FORTUNET, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-51703	88-0252188
(State or Other Jurisdiction of Incorporation)	(Commission File Number)(I.R.S. Employer Identification No.)	(IRS Employer Identification No.)

2950 South Highland Drive, Suite C Las Vegas, Nevada		89109
(Address of Principal Executive Offices)		(Zip Code)

(702) 796-9090
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2009, William R. Jacques was re-appointed to the office of Chief Financial Officer the Company.

Mr. Jacques joined the Company as its Controller in January 2005 and was appointed Chief Financial Officer in October 2005.  Mr. Jacques served as Chief Financial Officer from October 2005 until his resignation in January 2008.  Mr. Jacques provided consulting services to the Company on a part-time basis from January 2008 until he rejoined the Company as Director of Finance in January, 2009.  From November 2004 to January 2005, he was the Controller of Quest Entertainment, Inc., a gaming device manufacturer. From January 2004 to October 2004, he was the Controller and from June 2001 to December 2002 he was Assistant Controller of Innovative Gaming, Inc. a manufacturer of computerized slot machines and other video gaming machines and multiplayer video games. Innovative Gaming, Inc.’s parent company, Innovative Gaming Company of America filed for Chapter 7 bankruptcy protection in October 2004. From December 2002 to January 2004 he was the Controller of Diamond Construction Co., Inc. Mr. Jacques received his bachelor of science degree in accounting from Arizona State University.

Mr. Jacques is employed pursuant to an unwritten employment arrangement pursuant to which he is an employee at will, and either he or the Company may terminate his employment at any time.  Upon his appointment to the office of Chief Financial Officer, Mr. Jacques’ annual salary was increased to $120,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FORTUNET INC.

Date: August 12, 2009	By:	/s/ Yuri Itkis
Yuri Itkis
Chief Executive Officer